UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              _________________

                       FORM S-8 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                              _________________


                              Brandmakers, Inc.
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            (Exact Name of Registrant as Specified in its Charter)

                         140 Satellite Blvd., Ste. C
      State of Utah         Suwannee, GA  30024              37-1099747
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     (State or Other       (Address, including zip        (I.R.S. Employer
     Jurisdiction of          code of principal            Identification
     Incorporation or         executive office)                Number)
       Organization)

                              Brandmakers, Inc.
                      2002 Consulting Services Agreement
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                           (Full title of the plan)

                                 Joy Williams
                         140 Satellite Blvd., Ste. C
                             Suwannee, GA. 30024
                                 770-338-1958
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                    (Name, address, and telephone number,
                            of agent for service)
                              _________________



                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                   Proposed       Proposed
     Title of                      Maximum        Maximum
    Securities       Amount        Offering       Aggregate     Amount of
      to be          to be          Price         Offering     Registration
    Registered     Registered      Per Share       Price           Fee
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   Common Stock    4,000,000         $0.01        $40,000         $3.68
                     Shares

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Approximate date of proposed sales pursuant to the plan:
As soon as practicable after this Registration Statement becomes effective.


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                                   PART II


              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Company's Annual Report on Form 10-KSB for the year ended
June 30, 2001, the Company's Current Report on Form 8-K filed April 19, 2002 and the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001, December 31, 2001 and March 31, 2002, all filed by the Company with the Commission, are incorporated herein by reference:

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.


Item 4.  DESCRIPTION OF SECURITIES.

     The Company is authorized to issue 200,000,000 shares of common stock, $0.001 par value per share, of which 124,567,147 shares are issued and outstanding as of the date hereof. The outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so. The Company's common stock does not have preemptive rights, meaning that the common shareholders' ownership interest in the Company would be diluted if additional shares of common stock are subsequently issued, and the existing shareholders are not granted the right to maintain their ownership interest in the Company. Upon any liquidation, dissolution or winding-up, the Company's assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any other securities and have no right to require the Company to redeem or purchase their shares. The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by the Board of Directors, out of funds legally available therefor, subject to the priorities given to any class of preferred stock which may be issued.

     The Company has not paid any cash dividends. The payment of dividends, if any, on the common stock in the future is within the sole discretion of the Board of Directors and will depend upon earnings, capital requirements, financial condition, and other relevant factors. The Board of Directors does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in business operations.

     The Company uses Standard Registrar and Transfer, Inc., in Draper, Utah as its transfer agent for the common stock.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation eliminate liability of its directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Utah Revised Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.


Item 8.  EXHIBITS.

          5     Opinion re legality

         23.1   Consent of Independent Certified Public Accountants

         23.2   Consent of Legal Counsel (included as part of Exhibit 5)


Item 9.  UNDERTAKINGS.

A.       UNDERTAKINGS RELATING TO DELAYED OR CONTINUOUS OFFERINGS OF
         SECURITIES

         (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       UNDERTAKING RELATING TO THE INCORPORATION OF CERTAIN DOCUMENTS
         BY REFERENCE

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       UNDERTAKING RELATING TO THE INCORPORATION OF ANNUAL REPORT TO
         STOCKHOLDERS

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security-holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.       UNDERTAKING RELATING TO REGISTRATION STATEMENT ON FORM S-8

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July, 8 2002.


                                            Brandmakers, Inc.


                                            By:  /s/ Geoff Williams
                                                 ----------------------
                                                 Geoff Williams, C.E.O.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     SIGNATURE                     TITLE                              DATE
-------------------        -------------------------              -------------
/s/ Geoff Williams         Director, Chief                        July 18, 2002
-------------------          Executive Officer
Geoff Williams


/s/ Joy Williams           Director, Chief Financial              July 18, 2002
-------------------          and Accounting Officer
Joy Williams


/s/ Robert Palmquist       Director                               July 18, 2002
-------------------
Robert Palmquist


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                                EXHIBIT INDEX



Exhibit
Number                             Title
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   5        Opinion re legality

  23.1      Consent of Independent Certified Public Accountants

  23.2      Consent of Legal Counsel (included as part of Exhibit 5)